Exhibit 99.1

                     Transatlantic Holdings, Inc.
     Updates Estimated Impact of Third Quarter Catastrophe Events

    NEW YORK--(BUSINESS WIRE)--Oct. 17, 2005--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that its preliminary estimate of pre-tax cost, net of reinsurance, related to Hurricane Rita approximates $50 million, or $33 million on an after-tax basis for the full year of 2005.
    In addition, TRH updated the previously reported impact, net of reinsurance, of Hurricane Katrina and other third quarter 2005 catastrophe loss events. Such pre-tax costs (which exclude the impact of Hurricane Rita) now approximate $345 million, or $224 million on an after-tax basis for the full year of 2005, including $300 million of pre-tax costs, or $195 million on an after-tax basis, related to Hurricane Katrina, with the majority of the balance related to European floods.
    These estimated costs of third quarter catastrophe events, which are inclusive of marine and energy losses, also reflect the net cost of reinstatement premiums based on these loss estimates. In addition, these estimated costs include a significant amount of judgment and consider industry loss projections, output from catastrophe modeling software, market share analysis, and a review of certain large in-force contracts. Due to the unprecedented nature of Hurricane Katrina, including the related legal and regulatory uncertainty, and the preliminary nature of the information used to prepare all these estimates, there remains material uncertainty at this time as to the ultimate costs that TRH will bear related to these third quarter catastrophe events.
    A press release announcing third quarter 2005 earnings is scheduled to be issued on October 27, 2005.


Caution concerning forward-looking statements:


    This press release contains forward-looking statements, including management's beliefs regarding the aggregate net impact on operating results from recent catastrophe losses, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. In addition, please refer to TRH's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and its past and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Hong Kong, Shanghai, Tokyo and Sydney. Its subsidiaries, Transatlantic Reinsurance Company, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.



    CONTACT: Transatlantic Holdings, Inc., New York
             Steven S. Skalicky, 212-770-2040